                                                                    Exhibit 12-A

                         Delmarva Power & Light Company

                       Ratio of Earnings to Fixed Charges
                       ----------------------------------
                             (Dollars in Thousands)

                                          12 Months
                                            Ended                Year Ended December 31,
                                           June 30,   ---------------------------------------------------
                                             2000       1999       1998       1997      1996        1995
                                         ---------- -------- ----------- ----------  ---------  ---------
Income before extraordinary item          $154,477   $142,179   $112,410   $105,709  $116,187    $117,488
                                         ---------- -------- ----------- ----------  ---------  ---------
Income taxes                                99,978     95,321     72,276     72,155    78,340      75,540
                                         ---------- -------- ----------- ----------  ---------  ---------
Fixed charges:
        Interest on long-term debt
            including amortization of
            discount, premium and
            expense                         76,779     77,790     81,132     78,350    69,329      65,572
        Other interest                       5,770      6,117      9,328     12,835    12,516      10,353
        Preferred dividend require-
            ments of a subsidiary
            trust                            5,687      5,687      5,688      5,687     1,390           -
                                         ---------- -------- ----------- ----------  ---------  ---------
            Total fixed charges             88,236     89,594     96,148     96,872    83,235      75,925
                                         ---------- -------- ----------- ----------  ---------  ---------
Nonutility capitalized interest                  -          -          -       (208)     (311)       (304)
                                         ---------- -------- ----------- ----------  ---------  ---------
Earnings before extraordinary
        item, income taxes, and
        fixed charges                     $342,691   $327,094   $280,834   $274,528  $277,451    $268,649
                                         ========== ========= ========== ========== =========   =========

Ratio of earnings to fixed charges            3.88       3.65       2.92       2.83      3.33        3.54


For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the estimated interest component of rentals.